Owens Realty Mortgage
First Quarter 2014 Financial Results Conference Call
May 16, 2014

Operator:                                           Greetings, and welcome to the Owens Realty Mortgage Quarter Ending March 31, 2014 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.

If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  I would now like to turn the conference over to your host, Dan Worley, Senior Vice President and Assistant Secretary for Owens Realty.  Thank you, sir.  You may now begin.

Dan Worley:                                       Thank you, Shea, and good morning everyone, and welcome to the First Quarter 2014 Owens Realty Mortgage Earnings Conference Call.  With me today are Bill Owens, Chairman and Chief Executive Officer; and Brian Draper, our Chief Financial Officer.

Before we begin, I would like to remind everyone that statements made in this conference call may be considered forward-looking statements within the meaning of the Safe Harbor provision of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on ORM’s present belief and expectations with respect to future events and financial performance.  Actual results may differ materially from these forward-looking statements.  Information regarding factors that could cause these differences is detailed in our SEC reports, which can be found on our website at www.owensmortgage.com.  ORM undertakes no obligation to publicly update or revise these forward-looking statements, as a result of new information, future events, or otherwise.  Investors are cautioned not to place undue reliance upon any forward-looking statements.

During this call, we may also present certain non-GAAP financial measures, such as FFO and certain ratios that use these measures.  Definitions of these non-GAAP measures, or reconciliation of these non-GAAP financial measures to the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant can be found in our Q1 Earnings press release and the most current report on Form 10-Q.  These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

It is now my pleasure to turn the call over Bill Owens, Chairman, President and Chief Executive Officer of Owens Realty and Mortgage.  Bill?

Bill Owens:                                       Thank you, Dan, and thank you all for joining us today.  As this is our first conference call since listing on the New York Stock Exchange MKT, I’m not—I’m sure there are many of you who are fairly new to our ORM story, and have not had a chance to speak with me or another member of our management team.  So before we go over the financial performance for the quarter, I want to take a minute to discuss the history of our company, and why we made the decision to convert to a publicly traded REIT in 2013.

Over 60 years ago, my dad started the company as a specialty finance business focused on the origination and management of commercial real estate loans.  Throughout the years, the company evolved into a registered non-public traded, non-public traded—public, non-traded partnership which was providing short-term bridge loans to real estate investors and developers who required speed and flexibility for their transactions.

Declining real estate values and limited liquidity began in 2007 led to increased foreclosures in our portfolio.  This resulted in our ownership of significantly more real estate than in the past, and greatly diminished liquidity for the partnership.

The increased normal properties in the portfolio reduced the return to investors, precipitating redemption requests for more than 10% of the partnership interests and in excess of the liquid assets of the partnership.  As a result, to provide limited partners an opportunity for liquidity, we transitioned from a partnership structure to the current publicly-traded REIT.

We consider listing on the New York Stock Exchange MKT as an important milestone for the company.  Existing stockholders now have the flexibility to liquidate or acquire shares, and the company can continue the orderly disposition of its real estate assets and resume the lending programs serving the real estate investment community.

It’s our intention to rebuild Owens Realty into a top tier commercial real estate financing business.  Over the coming years, we aim to move away from holding real estate equity assets, and toward a—our traditional business of generating income from investments in commercial real estate loans.  This has been our core business historically, and we are currently seeing good opportunities in this market.

After the conversion last year, we made initial steps to move ahead with this strategy.  In 2013, we completed the full or partial sale of six real estate properties for approximately $19 million.  This resulted in a gain of the company of approximately $2.9 million and a deferred gain of approximately $3.3 million.  We also resumed lending activities and originated $8.2 million from new commercial real estate loans.  We rewrote $11.5 million in existing loans and we carried back $11.9 million from the sale of real estate property.

As we exited the First Quarter of 2014, 71% of our portfolio was still in real estate assets, and 29% is in loans.  As of March 31, 2014, we reported $5.9 million in real estate held for sale and $137 million in real estate held for investments.

After May 2015, we will be able to commence the sale of properties in our portfolio acquired before the conversion that may have a taxable net gain.  At that time, if the market conditions continue to improve, and we complete the intended improvements to certain properties, we’ll be in a position to sell a significant portion of our real estate assets.

Now that I’ve explained the framework in which we’re operating in our longer-term objectives, I’ll discuss our first quarter 2014 activities.  Our strong industry relationships and reputation are proving to be instrumental in our ability to restart our lending programs.  We’re seeing increased planning opportunities in our marketplace, and remain optimistic that if economic conditions continue to recover, these opportunities will also increase.

In order to take advantage of this potential deal flow, we have secured $40 million in revolving credit facilities.  Utilizing portions of this new capital, we began 2014 by coming (ph) seven loans, totaling approximately $9 million.  Six of these were new transactions, and one was a rewrite of a $616,000 loan from an existing borrower.

While this level of loan activity is still well short of our historic lending volumes, we began laying the foundation for capitalizing on our new credit facilities and increased liquidity while we exit our real estate equity positions.

We believe this next year will be a transitional time in the company’s history, as we look to return to our core lending business.  I’d like to now turn this over to Brian Draper, who’s our Chief Financial Officer, to discuss the financial results and the changes in our portfolio in greater detail.  Brian?

Bryan Draper:                                    Thank you, Bill, and good morning.  Our first quarter 2014 net income attributable to common stockholders was $760,563 or $0.07 per basic and diluted common share, as compared to net income of $1,429,932 or $0.13 per basic and diluted common share in the same period in 2013.

The decrease was primarily attributable to a couple of items.  In the first, with the decrease in gains on loan foreclosures, resulting in a gain of only 257,000 in 2014, as compared to 952,000 in 2013.  The second was a recorded provision for loan losses of approximately 127,000 in 2014, as compared to a reversal of provision for loan losses of approximately 257,000 in 2013.

These decreases to net income were partially offset in 2014 by first, an increase in interest and income on loans of approximately 250,000 or 28%.  Second, by an increase in net income from real estate properties of approximately 110,000 or 93%, resulting from increased rental rates and/or occupancy, and decreased operating expenses on certain of our real estate properties held for investment, and the sale of certain operating properties during 2013, which had net losses during the quarter ended March 31, 2013.  Third, by an increase in gain on sale of real estate as a result of deferred gains recognized on a property sold at the end of 2012, due to a partial principle repayment received on the carry-back loan during the first quarter of 2014.

As Bill mentioned earlier, we made significant progress towards our strategic goal of increasing commercial lending activities, and successfully secured up to $40 million in additional liquidity.  In February, we entered into a new two-year term revolving line of credit with California Bank and Trust, and in April, we entered into a new two-year term revolving line of credit with Opus Bank.

The maximum borrowings under each of the new credit lines is $20 million or such lesser amount as may be determined pursuant to the borrowing base calculations described in the related agreements.  These lines of credit will be secured by certain assets of the company, including first priority deeds of trust on certain real property assets, assignments of trust deeds and all personal property of the company.

The initial $20 million from California Bank and Trust has been used partially to support investment into the development of the Chateau at South Lake Tahoe property.  Most recently, we completed a 6 million purchase of additional parcels of land included in the approved development that provides increased flexibility to make minor project reconfigurations, resulting in greater development opportunities and efficiencies, which should enhance the marketability of the project.

Also, we have funded several loans during the quarter, including six new loans totaling $8.4 million and a rewrite of one loan for $616,000.  Facility with Opus will primarily be used to continue to support our lending activities over the next several months.

As Bill mentioned earlier, we are seeing an increase in potential deals in the commercial real estate bridge lending market, and we expect to continue to expand our loan portfolio in 2014.

We are also in the process of securing construction financing to move ahead with our development of the Treasures on the Bay project in Miami, which will include a complete renovation of 160 vacant units in the north building.  Currently, the total amount available to borrow in our new credit facility is 16 million and the outstanding principle balance is approximately 7.1 million.

In addition, we have approximately 5 million from Opus Bank that should be made available either today or in the first part of next week.  Assuming a full drawdown of 40 million on these lines of credit when they become available and taking of account of a long-term debt on our balance sheet, our debt-to-equity ratio of approximately 29% represents a fairly small amount of leverage compared to many of our peers.

We also just declared a first quarter 2014 dividend of $0.05 per common share.  This is the first quarterly dividend announced since we transitioned from a monthly dividend at the beginning of the year.  The quarterly dividend offered a similar yield to the previous monthly dividends.

In addition, we expect to further improve earnings coverage from operations in 2014 as we increase our financing activities, which will likely come into greater play in the second half of the year.  However, we may not be in a position to fully cover our dividends until we have disposed of certain real estate equity assets, starting in the second half of 2015 and the capital is reinvested into loans.

With that, we will now open the call for questions.  Shea?

Operator:                                           Thank you.  At this time, we will be conducting a question and answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please, while we poll for questions.

Our first question comes from Steve Delaney from JMP Securities.

Steve Delaney:                                  Thank you.  Good morning, everyone, and congratulations on holding your first quarterly earnings call as a public company, beyond (ph) with you.  I’d like to start with a question about the new loan originations, the 8.4 million six new loans.  Could one of you just kind of generally describe the pricing on those loans, you know, floating rate versus fixed rate and give us some indication of the loan coupons that you’re receiving on new loans?

Bill Owens:                                        The loans, mostly, are of a duration of one to two years.

Steve Delaney:                                   Right.

Bill Owens:                                        The interest rates, so I would say, are—the low is probably seven and a half, and the high would be 9%.

Steve Delaney:                                   Okay.

Bill Owens:                                        They’re all interest only.  The security for those loans would be an apartment complex in San Francisco, a mini-storage facility in Watsonville, and various, you know, there’s an industrial property and mostly acquisitions.  The borrower is buying the property, needing to close it rapidly, which is what we specialize in.

Steve Delaney:                                  Right.  That’s speed and flexibility, obviously, when you’ve got a property changing hands.  Thank you, Bill, that’s helpful, and with respect to these loans and the new credit facilities, I understand some of the credit facility is being used for the—to move along development on real estate, but reading about the CBNT facility, it sounds like you will be able to pledge newly (inaudible) first mortgages.

Could you talk a little bit about, like the—what the pricing is on the credit facilities, and more importantly, probably, what the advance rate is if you were to pledge, say, one of these new first mortgages.  How much would the bank be willing to advance relative to the loan balance?

Bill Owens:                                        I’ll let Brian answer that, because he’s a little more familiar with the banks.

Steve Delaney:                                  Thank you.

Bryan Draper:                                   So, as far as the advance rate on these lines of credit, they’re a little bit different between California Bank and Trust and Opus Bank.  Both of them approximately are advancing 50% of the net values on the real estate that we pledge and the loans that we pledge.  So, to the extent that we are, you know, able to provide them with these properties and/or the existing loans or new loans that we fund, that will continue to be able to add to our base collateral.  The pricing on the lines for California Bank and Trust, 25 basis points over prime, which is currently 3.5% in total, and on Opus Bank is the six month LIBOR over 4% with a four, 4.5%.

Steve Delaney:                                  Okay.  So, it would seem if you’re—you have the ability to use like one to one leverage, then, based on the advance rate and if you were to place, you know, while your loan, unlevered loan return might be in the 8% range, it looks like you can get into, certainly get into the low double digits on a ROE, if you use some debt to carry the portfolio as well.  Am I thinking correctly there?

Bryan Draper:                                   That’s correct.

Steve Delaney:                                  Okay, great.  Shifting over then to real estate held for sale, we noticed no activity this quarter versus December 31.  We held at about that $5.9 million balance.  I guess, could you give us any sense as to—should we expect over the next quarter or two to see some dispositions of some of those properties, and should we assume that that freed up capital will go to support new lending, as I just described, you know, with using the lines?

Bill Owens:                                       Well, I wish I could be optimistic and say, “Yes, I think we’re going to close a couple of deals on selling property in the next quarter,” but I don’t, I don’t really believe that that’s going to happen.

Steve Delaney:                                  Okay.

Bill Owens:                                           You know, if it did, we would certainly deploy that capital either to pay down our credit line or to deploy any new loans.

Steve Delaney:                                     The loans.

Bill Owens:                                           But I just don’t think we’re going to sell anything in the next quarter.  It would probably have to be in contract today for us to close by the end of this quarter.

Steve Delaney:                                      Exactly.  Okay, well, I appreciate your candor there, Bill, in terms of—you’ve got them on the—these are all being actively marketed, though, is that correct?

Bill Owens:                                           That’s correct.

Steve Delaney:                                     Okay.  Just one final thing, and I’ll hop off.  I’m sure others have some questions.  There’s about—we know all about the potential in Tahoe and Miami, but looking at real estate held for investment, there’s 35, 40 million of properties more diverse, they look a lot more like what you have held for sale than those two big, you know, development projects.  Is there—you mentioned the tax situation.  Is there the potential over the next six to 12 months for any of this HFI properties to be transferred to held for sale, so that the pipeline of what you have listed in capital that could be freed up, should we expect to see any transition, I guess, from HFI to HFS, you know, over the next several quarters?

Bill Owens:                                           Yeah, I think so, because the cutoff date is May, and that’s that two year window when we cancel the (inaudible) property that has the taxable gain on it, and I think we’re probably going to start listing some of the properties, you know, at least by the beginning of the year next year, so that we can hopefully get some things scheduled to close in the—when that time frame passes in May of next year.

Steve Delaney:                                     Okay, great.  Well, guys, thanks for the comments.  They’re very helpful.

Bill Owens:                                           Okay, thank you Steven.

Operator:                                               Thank you.  Once again, if you do have a question, please press star, one at this time.  We appear to have no further questions.  I will turn the call back over to William Owens for closing comments.

Bill Owens:                                           Well, thank you for joining us this morning.  I’m very pleased with our accomplishments in the first quarter and looking forward to sharing our progress with you as we continue to execute on our plan.  So thank you all for coming, and we’ll talk to you soon.

Operator:                                               Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.